UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 20, 2009

Eastman Kodak Company
(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street,
Rochester, New York 14650
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:   (585) 724-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On March 20, 2009, Eastman Kodak Company (the “Company”) committed to a plan to shut down its printing plate manufacturing operation at the Windsor, Colorado site by the end of 2009.  Most of the plate production handled by the Windsor, Colorado site will be transferred to the Company’s plant in Columbus, Georgia.

As a result of this action, the Company will incur restructuring-related charges of approximately $30 million, including inventory write-offs and accelerated depreciation on equipment and buildings of approximately $19 million, employee termination benefits of approximately $6 million, and other exit costs of approximately $5 million.  In addition, the Company will incur approximately $2 million of operational charges related to this action.  The operational charges and other exit costs require the outlay of corporate cash, and employee termination benefits will be paid primarily through special retirement benefits (Special Termination Program (STP) benefits) payable from the Company’s over-funded U.S. pension plan, while the inventory write-offs and accelerated depreciation represent non-cash charges.  The estimated restructuring-related charges exclude any pension plan settlement or curtailment gains or losses that may be incurred, as these amounts are not currently determinable.  This action is expected to be substantially complete by December 31, 2009.

On March 24, 2009, the Company also announced its plan to shut down its converting and packaging facility for motion picture films at the Windsor, Colorado site by the end of 2009.  The motion picture film operations will be transferred to Rochester, New York.  Total restructuring-related charges for this action are not expected to be material.

These actions are a part of the Company’s 2009 restructuring program that was disclosed under Item 2.05 in its Form 8-K filed on January 29, 2009.

A copy of the March 24, 2009 press release related to these actions is attached as Exhibit (99.1).

Item 9.01                      Financial Statements and Exhibits

(d) Exhibit

(99.1)  Press release issued by Eastman Kodak Company on March 24, 2009 related to restructuring actions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

By: /s/ Diane E. Wilfong
--------------------------------
Diane E. Wilfong
Chief Accounting Officer and Controller

Date:  March 24, 2009

EASTMAN KODAK COMPANY
INDEX TO EXHIBIT

Exhibit No.

(99.1)  Press release issued by Eastman Kodak Company on March 24, 2009 related to restructuring actions.